Exhibit 99.3

BOSTON SCIENTIFIC COMPLETES COMBINATION WITH GUIDANT

Natick, MA (April 21, 2006) — Boston Scientific Corporation (NYSE: BSX) today announced that it has completed its combination with Guidant Corporation (NYSE: GDT), creating a global leader in cardiovascular devices and one of the largest medical technology companies in the world.

In a related transaction before the closing of the Boston Scientific-Guidant transaction, Guidant and Abbott closed the acquisition by Abbott of Guidant’s vascular intervention and endovascular businesses.

“This is a momentous day for the employees and stockholders of the new Boston Scientific, as well as for thousands of physicians and millions of patients around the world,” said Pete Nicholas, Chairman of Boston Scientific. “As we begin this new chapter in Boston Scientific’s history, we are committed to building on our long, mutual tradition of technological innovation that helps physicians provide life-saving treatments to their patients. We are also committed to maintaining a culture that values initiative, creativity and collaboration – and that recognizes the talents and contributions of people who make a difference for our company and our customers.”

“We are looking forward to realizing the substantial benefits of combining Boston Scientific and Guidant,” said Jim Tobin, President and Chief Executive Officer of Boston Scientific. “The new Boston Scientific will be a broadly diversified medical technology company that we believe will command a market valuation closer to our peers and generate significant upside potential for our stockholders. We are confident the integration will proceed smoothly, and we extend a warm welcome to the Guidant employees who are joining us. I know that together we can and we will build a successful future.”

Effective as of the close of trading today, trading in Guidant’s common stock will cease.

Guidant shareholders should expect to receive information in the coming weeks regarding the exchange of their Guidant common stock.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

Forward Looking Statements

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This press release contains forward-looking statements, which are identified by words such as “anticipates”, “believes”, “estimates”, “expects”, “intends”, “may”, “projects”, “plans”, “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risk factors relating to our industry as detailed from time to time in each of Boston Scientific’s and Guidant’s reports filed with the Securities and Exchange Commission, including each such company’s most recent Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Boston Scientific undertakes no obligation to update publicly any forward-looking statements herein, whether as a result of new information, future events or otherwise.

Milan Kofol (508-650-8569)

Investor Relations, Boston Scientific Corporation

Paul Donovan (508-650-8541)

Media Relations, Boston Scientific Corporation

Steve Frankel / Steve Silva (212-355-4449)

Joele Frank, Wilkinson Brimmer Katcher